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TMNG GLOBAL NAMES PETER H. WOODWARD CHAIRMAN OF THE BOARD OF DIRECTORS

Overland Park, KS – June 12, 2012 – TMNG Global (Nasdaq: TMNG), a premier provider of professional services and technical solutions to the global leaders in the communications, digital media, and technology industries, today announced that its Board of Directors has appointed independent director Peter H. Woodward as Chairman. Micky K. Woo, who was previously serving as Executive Chairman of the Board, will serve as Executive Advisor to TMNG Global until his retirement from the Company at the end of June 2012. Mr. Woo will continue to serve as a director of TMNG Global.

“On behalf of the Board of Directors, I would like to thank Micky for his many years of service to TMNG Global and I look forward to our continued work together on the Board,” said Peter Woodward, Chairman of TMNG Global.

“It has been my honor to be a part of TMNG Global for more than 20 years.  It is a remarkable company with a highly-talented base of employees and a rich heritage in serving the communications industry. I look forward to contributing toward its future as a member of the Board of Directors,” said Micky Woo, Executive Advisor and Director of TMNG Global.

About TMNG Global

TMNG Global (NASDAQ: TMNG) is a premier provider of professional services and technical solutions to the global leaders in the communications, digital media, and technology industries.  TMNG Global and its divisions, CSMG and Cartesian, and a team of approximately 500 experts, provide strategy, operations and technology consulting services and technical solutions to more than 1,200 communications clients worldwide. The company is headquartered in Overland Park, Kansas, with offices in Boston, London, New Jersey, and Washington, D.C. For more information about the company and its services, visit www.tmng.com.

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